Exhibit 99.1

INSPIRED ENTERTAINMENT, INC. REPORTS FULL YEAR 2017 RESULTS – FIRST YEAR IN US PUBLIC MARKETS

●	Revenue increased 16.2% on a constant functional currency basis (or 2.3% as reported, due to foreign currency impact) driven by growth in both segments

●	Server Based Gaming (“SBG”) revenue increased 16.9% on a constant functional currency basis (or 3.0% as reported, due to foreign currency impact), driven by growth in international SBG deployments

●	Virtual Sports revenue increased 14.2% on a constant functional currency basis (or 0.4% as reported, due to foreign currency impact), driven by new customer deployments in multiple markets

●	Successful rollout into the newly regulated Greek market of 1,900 SBG terminals in fiscal 2017 (2,700 to-date), with a recently-announced contract increasing the ultimate installed base to a minimum of 5,360 total SBG terminals (remainder to be deployed in calendar 2018); Virtual Sports (Soccer) deployed in fiscal 2017 into over 4,000 lottery venues

New York, New York, December 4, 2017 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the fiscal year ended September 30, 2017. As previously announced, management will host a conference call at 10:00 a.m. ET / 3:00 p.m. GMT today, to discuss the full year results and general business trends; access details are provided below.

“Our full year results are reflective of the strides the business has made operationally since the merger,” said Inspired Executive Chairman Lorne Weil. Mr. Weil continued, “through our SBG and Virtual Sports rollouts in Greece, our progress in gaining market acceptance of Virtual Sports in North America and the integration of our worldwide team, we believe Inspired is poised for its next stage of growth.”

“We are pleased with our full year results,” said Inspired President and Chief Executive Officer, Luke Alvarez. Mr. Alvarez continued, “We delivered solid growth in both of our key business lines, we added new US and European customers and we launched into multiple new geographies. We are particularly pleased with our results in Greece, where our SBG terminals and games are amongst the strongest in the market and our Virtual Sports have created a large new source of regulated income for our lottery customer.” Mr. Alvarez concluded, “During fiscal year 2017 we signed our first US lottery contract for Virtual Sports, and in the last few days we have gone live with our first online Virtual Sports deployments in New Jersey. At G2E, we announced our new 1st Down Virtual Football game, which we expect to launch with key US customers in 2018. Progress across all our business is strong - UK, rest-of-world and US; land-based and mobile; SBG; and Virtual Sports – and we are optimistic about our prospects for fiscal 2018.”

Summary of Consolidated Fiscal Year 2017 Financial Results

	(Reported) Year Ended September 30,		Change	Constant Currency Basis	Constant Currency Change
	2017	2016	(%)	2017	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$122.5	$119.8	2.3%	$139.1	16.2%
Net Operating Gain (Loss)	$(11.9)	$(1.3)	826.6%	$(13.8)	975.1%
Net (loss)	$(49.1)	$(59.9)	-18.0%	$(56.1)	-6.3%
Net (loss) per diluted share	$(2.68)	$(5.11)	-47.6%
Non-GAAP Measures:
Adjusted EBITDA[1]	$40.7	$41.6	-2.3%	$46.0	10.6%

1Reconciliation to GAAP metrics shown below

Fiscal 2017 and Recent Highlights

●	Extended VLT Order in Greece to 5,360 SBG VLTs with OPAP - Following the strong game performance of Inspired’s initial deployment of SBG VLTs, OPAP recently awarded Inspired an additional 1,400 VLTs which are expected to be installed into OPAP lottery and gaming venues during the first calendar half of 2018. To date, Inspired has supplied 4,360 SBG VLTs to OPAP, of which over 2,700 are now live as part of OPAP’s continued deployment of VLTs into its retail network.

●	Greek Virtual Soccer Success - Inspired’s premium Rush Football 2 (soccer) Virtual Sports product, already live over the counter in over 4,000 OPAP lottery stores, has now launched on Self Service Betting Terminals in 500 OPAP venues, rising to 800 venues by the end of the 2017. After the opening launch of soccer, additional sports and markets are expected to follow during 2018.

●	Strategic Partnership with Novomatic in Greece - Inspired recently announced that it is collaborating with Novomatic to exclusively deliver Novomatic’s leading games on Inspired’s SBG platform to OPAP. There are now five Novomatic games live on Inspired’s terminals in Greece with more to follow, alongside new Inspired games, in 2018. Novomatic and Inspired are working to extend this partnership to other markets in 2018.

●	Virtual Sports Progress in the US - During fiscal year 2017 Inspired announced that it had entered into an agreement with the Michigan Bureau of State Lottery to supply its Virtual Events lottery products online. During the last week of November 2017, Inspired’s Virtual Sports products received approval from the Division of Gaming Enforcement (DGE) in New Jersey and five of Inspired’s Virtual Sports are now available for online and mobile distribution in the State. Inspired’s contracted operator partners in New Jersey include Caesars, Resorts, Golden Nugget, Rush Street, Bwin Borgata, Betfair, and Pala Interactive. Inspired’s new 1st Down Virtual Football is expected to launch with key US customers in 2018.

●	Betfred Retail SBG and Virtuals Agreement Expanded - Betfred recently extended Inspired’s UK SBG contract for an additional 5 years, and awarded Inspired over 1,250 additional SBG terminals previously operated by another supplier; following on from this, Inspired has also extended and expanded its Virtual Sports agreement with Betfred. The extension provides for the supply of two new channels of Virtual Sports content to Betfred’s betting shop estate. Following this extension, Betfred customers will be able to wager in approximately 1,700 venues on a race from Inspired every minute. Inspired has also extended and expanded its Virtual Sports retail presence in other UK retail operators including William Hill, Paddy Power and 49’s and in the Republic of Ireland with Boylesports.

●	Mobile RGS Success - Inspired’s Mobile and online business grew strongly in the year, adding multiple new games and new customers live on its Virgo RGS. Customers now live with Inspired’s premium mobile slots and on demand Rush Go! Virtual sports games include William Hill, Ladbrokes, Gala Coral, Betfred, Mr. Green, Bet 365, Leovegas, SkyBingo and MyBet. Games from Inspired have also recently gone live with leading European online operators including Betfair, GVC brands Bwin, Sportingbet, PartyCasino, and Rank brands Grosvenor Casino and Mecca Bingo. In addition we expect a number of other operators to launch before the end of December

●	Retail Virtuals Expansion across Europe and Asia - During calendar 2017, Inspired’s Virtual Sports expanded in a number of new lottery and betting retail customers and countries: key launches and wins include:

○	In Italy, launching its new Football Matchday (soccer) product in Snai, Sisal and Eurobet venues, as well as new customer launches into Betaland and Goldbet venues;

○	Being selected as Virtual Sports supplier to the Finnish national lottery and betting agency, Veikkaus;

○	Going live with its Virtual Sports games in Poland with Central Europe’s largest betting operator, Fortuna;

○	Launching in retail venues and extending its agreement with Romanian operator Superbet to supply Virtual Sports across both retail and digital channels until 2020;

○	Announcing an exclusive deal with LT Game Macau, one of the leading gaming and casino providers in the Asia Pacific region, which is expected to lead to the deployment of Virtual Sports content to LT Game’s ETG self-service terminals in Macau.

Management Outlook and Commentary

We currently expect Adjusted EBITDA for the fiscal year ending September 30, 2018 to be between $54 million and $58 million, assuming a stable exchange rate environment.  This guidance is driven by our current backlog of new business and organic growth in existing contracts in combination with the operating leverage inherent in our business.  Accordingly, we expect to realize Adjusted EBITDA margin expansion of approximately 300 bps between fiscal 2017 and fiscal 2018.

Overview of Consolidated Full Year Results (as compared to prior year)

In the discussion below, certain data may vary from the amounts presented in our consolidated financial statements due to rounding.

From 2016 to 2017, total revenue increased by $2.8 million, or 2.3%, to $122.5 million. Adverse currency movements had an impact of $16.6 million, resulting in a constant currency increase of $19.4 million, or 16.2%.

SBG revenue, which is included in total revenue, increased by $14.6 million, or 16.9%, on a constant currency basis, comprised of growth in hardware sales of $9.4 million and service revenue of $5.3 million. On a reported basis, SBG revenue increased by $2.6 million, or 3.0%, due to adverse currency movements.

SBG hardware revenue growth was driven by SBG sales in the Greek, UK and Colombian markets of $6.1 million, $2.5 million and $3.7 million respectively. SBG hardware revenue grew by $9.4 million on a constant currency basis, or 123.8%. On a reported basis, SBG hardware revenue increased by $7.5 million, or 98.7%, due to adverse currency movements.

SBG service revenue increased by $5.3 million on a constant currency basis, or 6.7%, as a result of the rollout of terminals in Greece, growth in Gross Win per unit per day incomes for UK LBOs, increased volume for non-UK LBOs and a software license sale into the Greek market (“Gross Win per unit per day” is defined as stake less amounts returned to the player in prize, before gaming tax deductions). These increases were partially offset by changes in contract terms for two key UK customers in conjunction with extensions to the end dates of those contracts without the need to make further capital investments. On a reported basis, SBG service revenue declined by $4.8 million, or 6.1%, due to adverse currency movements.

Virtual Sports revenue increased by $4.7 million on a constant currency basis, or 14.2%, driven mainly by a new customer in Greece, along with new customers in Italy, Poland and the UK, and an increase in revenue from existing customers. On a reported basis, Virtual Sports revenue was unchanged.

Reported net operating profit declined from a loss of $1.3 million to a loss of $11.9 million, due primarily to transaction expenses related to Inspired’s acquisition by Hydra Industries Acquisition Corp. on December 23, 2016 and increases in stock-based compensation expense.

Net loss for the year from continuing operations improved from $59.9 million to $49.1 million, principally reflecting a reduction in interest expense and an offsetting increase in earnout liability pursuant to the aforementioned acquisition by Hydra Industries Acquisition Corp.

Adjusted EBITDA, which the Company considers an important underlying business performance measure, increased by 10.6% on a constant currency basis, or (2.3%) after foreign currency impact; after adjusting for incremental SG&A costs associated with the merger with Hydra Industries Acquisition Corp., Adjusted EBITDA increased by 22.0% on a constant currency basis, or 7.8% after foreign currency impact.

Operating Segment Review

Server Based Gaming

Server Based Gaming Key Performance Indicators (KPIs)

	Twelve-Month Period Ended		Variance
	September 30,		2017 vs 2016
	2017	2016		%

End of period installed base (# of terminals)	28,715	26,590	2,125	8.0%
Average installed base (# of terminals)	27,666	26,334	1,333	5.1%
Customer Gross Win per unit per day (1)	£116.83	£116.13	£0.70	0.6%
Customer Net Win per unit per day (1)	£84.18	£84.31	£(0.13)	(0.2)%
Inspired Blended Participation Rate	6.0%	6.2%	(0.2)%

     (1) Includes all SBG terminals in which we take a participation revenue share across all territories

In 2017, total SBG revenue increased by $14.6 million on a constant currency basis, or 16.9%, to $89.1 million. On a reported basis, total SBG revenue increased by $2.6 million

SBG hardware revenue increased by $9.4 million on a constant currency basis, or 123.8%, to $15.0 million, principally due to additional SBG sales in Greece, the UK and Colombia of $6.1 million, $2.5 million and $3.7 million, respectively. This increase was partly offset by a high volume of 2016 SBG sales in the Electronic Table Gaming (“ETG”) and Italian markets, equating to $1.2 million and $1.7 million, respectively.

SBG service revenue increased by $5.3 million on a constant currency basis, or 6.7%, to $74.1 million, due to the rollout of terminals into Greece. This rollout drove additional participation revenue of $1.1 million and other ongoing revenue of $0.8 million. In addition, in 2017 we completed a software license sale into the Greek market, generating revenue of $1.7 million.

UK LBO Customer Gross Win per unit per day grew by 3.5%, resulting in increased revenue of $1.9 million. An increased number of days in the period also increased revenue $1.2 million. These gains were offset by revised terms agreed in SBG contract extensions with two customers within our UK LBO and UK Casino and Bingo markets, representing revenue declines of $1.8 million and $1.5 million respectively. These contract extensions nevertheless allowed us to continue to generate revenue without the need to make further capital investments.

Overall, the size of our Average Installed Base increased 5.1%, to 27,666, due to our continued terminal rollout in Greece and continued market growth in the UK and Colombia.

On a constant currency basis, SBG operating profit increased by $3.1 million. On a reported basis, SBG operating profit decreased by $0.1 million, to $24.4 million, due to adverse currency impact.

Virtual Sports

Virtual Sports Key Performance Indicators (KPIs)

	Twelve-Month Period ended		Variance
	September 30,		2017 vs 2016
Virtuals	2017	2016		%

End of Period # Live Customers	85	77	8	10.4
Average # Live Customers	81	73	8	11.5
Total revenue (£’000)	26,312	23,043	3,269	14.2
Total revenue (£’000) - Retail	16,357	14,803	1,554	10.5
Total revenue (£’000) - Online	9,955	8,240	1,715	20.8
Average revenue per customer per day (£)	875	870	5	0.5

In 2017, total Virtual Sports revenue increased by $4.7 million on a constant currency basis, or 14.2%, to $33.4 million. On a reported basis, total Virtual Sports revenue was virtually unchanged.

This increase in constant currency terms was principally the result of recurring revenue growth of $3.7 million in Virtual Sports land-based and online customers, due to the acquisition of Greece’s OPAP as a new customer and new customers in Italy, Poland and the UK, as well as increased revenue from existing customers. The remainder of the increase arose from further RGS penetration into the mobile market, where the number of our customers increased from five to ten, and new game launches, resulting in an increase of $1.0 million.

The number of Virtual Sports live customers increased by eight, from 77 to 85, including new RGS customers. Average revenue per customer per day increased by £5, or 0.5%, from £870 to £875.

Virtual Sports operating profit increased by 26.7% on a constant currency basis; on reported basis, Virtual Sports operating profit increased by $1.7 million, or 11.1%, to $17.3 million.

Comparability of Results; Non-GAAP Measures

All figures presented in this news release are prepared under U.S. GAAP, unless noted otherwise. Adjusted figures exclude the impact of items such as legacy activities, restructuring expense, foreign exchange, and certain items considered to be outside the normal course of business, such as transaction-related items. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables in this news release.

Specific Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, to analyze our operating performance. We utilize these financial measures to manage our business on a day-to-day basis and we believe that they are the most relevant measures of performance. We believe that these measures are commonly used in our industry to measure performance. We believe these non-GAAP measures provide expanded insight into our business, in addition to U.S. GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures and, as such, our non-GAAP measures may not be comparable to measures used by other companies in our industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring and integration (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Revenue (Revenue Excluding Nil Margin Hardware Sales) is defined as revenue excluding hardware sales that are sold at nil margin with the intention of securing longer term recurring revenue streams. For the years ending September 24, 2016 and earlier, this measure also removed analogue sales, on the basis that such sales were no longer considered part of our core business.

Constant Currency Measures - Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as constant currency, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for constant currency movement.

Incremental Costs since Closing of Merger is a non-GAAP measure, defined as the incremental costs incurred as a result of becoming a public company, shown to allow comparability to the prior period when we were not a public company. They include costs associated with the Board of Directors and its committees and advisors, the remuneration of those who became employed or received increases as a result of the merger, SEC counsel costs, and costs associated with PCAOB audit compliance.

Conference Call and Webcast

December 4, 2017, at 10:00 a.m. ET / 3:00 p.m. GMT, management will host a conference call to present our full year 2017 results. The dial-in number is 1-877-870-4263 for participants in the United States and 1-412-317-0790 for participants outside the United States. Participants should ask to be joined into the Inspired Entertainment call. A replay of the call will be available one hour after the conclusion of the call until December 11, 2017 by dialing 1-877-344-7529 for listeners in the United States, or 1-412-317-0088 for listeners outside the United States, via replay access code 10114811. A replay of the call will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates more than 29,000 digital gaming terminals and supplies its Virtual Sports products in more than 40,000 venues and on over 100 websites in 35 countries. Inspired employs over 760 employees in the UK and elsewhere, developing and operating digital games and networks.

Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. There can be no assurance that any matters covered by our forward-looking statements will develop as predicted, expected or implied. Readers should not place undue reliance on forward-looking statements. Forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our most recent quarterly report on Form 10-Q and any subsequent current reports on Form 8-K filed with the U.S. Securities and Exchange Commission, which are available, free of charge, at the SEC’s website at www.sec.gov.

Contact:

For Investors

Daniel Silvers

daniel.silvers@inseinc.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@inseinc.com

t: +44 20 7456 9016 | m: +44 7973808951

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2017	September 24, 2016
Assets
Current assets
Cash	$20,028	$1,486
Accounts receivable, net	20,469	16,446
Inventory, net	5,011	7,684
Prepaid expenses and other current assets	17,692	19,124
Total current assets	63,200	44,740

Property and equipment, net	43,485	49,231
Software development costs, net	46,433	36,960
Other acquired intangible assets subject to amortization, net	9,240	12,234
Goodwill	47,076	45,705
Other assets	9,589	1,000
Total assets	$219,023	$189,870

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$20,407	$13,662
Accrued expenses	18,119	17,478
Corporate tax and other current taxes payable	3,134	4,665
Deferred revenue, current	7,209	9,593
Other current liabilities	4,420	3,115
Current portion of long-term debt	7,369	10,082
Current portion of capital lease obligations	562	210
Total current liabilities	61,220	58,805

Long-term debt	115,396	402,327
Capital lease obligations, net of current portion	532	165
Deferred revenue, net of current portion	20,144	12,282
Earnout liability	16,728	—
Derivative liability	964	—
Other long-term liabilities	6,368	12,362
Total liabilities	221,352	485,941

Commitments and contingencies

Stockholders’ deficit
Series A Junior Participating Preferred stock; $0.0001 par value; 49,000 shares authorized; no shares issued and outstanding at September 30, 2017 and September 24, 2016	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 20,402,602 shares and 11,801,369 shares issued and outstanding at September 30, 2017 and September 24, 2016, respectively	2	1
Additional paid in capital	323,429	614
Accumulated other comprehensive income	53,145	33,105
Accumulated deficit	(378,905)	(329,791)
Total stockholders’ deficit	(2.329)	(296,071)
Total liabilities and stockholders’ deficit	$219,023	$189,870

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	For the period ended
	September 30,	September 24,	September 26,
	2017	2016	2015

Revenue:
Service	$107,496	$112,200	$115,325
Hardware	15,048	7,573	12,248
Total revenue	122,544	119,773	127,573

Cost of sales, excluding depreciation and amortization:
Cost of service	(15,845)	(16,625)	(16,481)
Cost of hardware	(10,839)	(3,789)	(7,746)
Selling, general and administrative expenses	(58,301)	(60,673)	(64,705)
Stock-based compensation expense	(4,235)	—	—
Acquisition related transaction expenses	(11,411)	(4,959)	(524)
Depreciation and amortization	(33,810)	(35,010)	(39,386)
Net operating loss	(11,897)	(1,283)	(1,269)

Other income (expense)
Interest income	55	287	646
Interest expense	(29,358)	(58,327)	(58,100)
Change in fair value of earnout liability	(7,127)	—	—
Change in fair value of derivative liability	(385)	—	—
Other finance costs	(218)	(247)	(153)
Loss from equity method investee	—	—	(340)
Total other expense, net	(37,033)	(58,287)	(57,947)

Net loss before income taxes	(48,930)	(59,570)	(59,216)
Income tax expense	(184)	(307)	(631)
Net loss	(49,114)	(59,877)	(59,847)

Other comprehensive income (loss):
Foreign currency translation gain/(loss)	18,697	47,368	15,059
Actuarial gains/(losses) on pension plan	1,343	(6,722)	(3,950)
Other comprehensive income/(loss)	20,040	40,646	11,109

Comprehensive loss	$(29,074)	$(19,231)	$(48,738)

Net loss per common share – basic and diluted	$(2.68)	$(5.11)	$(5.23)

Weighted average number of shares outstanding during the period – basic and diluted	18,296,480	11,722,595	11,447,372

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share and per share data)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	capital	income	deficit	Deficit

Balance as of September 27, 2014	11,447,372	$1	$614	$(18,650)	$(210,067)	$(228,102)
Foreign currency translation adjustments	—	—	—	15,059	—	15,059
Actuarial losses on pension plan	—	—	—	(3,950)	—	(3,950)
Net loss	—	—	—	—	(59,847)	(59,847)
Balance as of September 26, 2015	11, 447,372	$1	$614	$(7,541)	$(269,914)	$(276,840)
Issuance of Class B non-voting shares	353,997	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	47,368	—	47,368
Actuarial losses on pension plan	—	—	—	(6,722)	—	(6,722)
Net loss	—	—	—	—	(59,877)	(59,877)
Balance as of September 24, 2016	11,801,369	$1	$614	$33,105	$(329,791)	$(296,071)
Foreign currency translation adjustments	—	—	—	18,697	—	18,697
Actuarial gains on pension plan	—	—	—	1,343	—	1,343
Shares issued in Merger	8,412,097	1	326,237	—	—	326,238
Earnout liability related to Merger (see Note 13)	—	—	(9,575)	—	—	(9,575)
Sale of common stock	164,536	—	1,645	—	—	1,645
Stock-based compensation expense	24,600	—	4,508	—	—	4,508
Net loss	—	—	—	—	(49,114)	(49,114)
Balance as of September 30, 2017	20,402,602	$2	$323,429	$53,145	$(378,905)	$(2,329)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the period ended
	September 30,	September 24,	September 26,
	2017	2016	2015

Cash flows from operating activities
Net loss	$(49,114)	$(59,877)	$(59,847)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,810	35,010	39,386
Stock-based compensation expense	4,235	—	—
Change in fair value of derivative liability	385	—	—
Change in fair value of earnout liability	7,127	—	—
Initial classification of fair value of derivative liability	845	—	—
Non-cash interest expense relating to PIK loan notes	9,179	39,212	40,486
Non-cash interest expense relating to Senior Debt	6,846	5,333	2,506
Non-cash interest expense relating to Financing Fee Amortization	1,188	1,328	1,425
Changes in assets and liabilities:
Accounts receivable	(4,566)	6,696	1,626
Inventory	2,737	(607)	(1,938)
Prepaid expenses and other assets	(5,952)	607	(7,540)
Corporate tax and other current taxes payable	(1,809)	(840)	(1,667)
Accounts payable	10,497	700	(3,066)
Other current liabilities	61	(290)	487
Deferred revenues and customer prepayment	6,831	(3,997)	112
Accrued expenses	(611)	(657)	12,251
Other long-term liabilities	(3,438)	(3,971)	1,030
Net cash provided by operating activities	18,251	18,647	25,251
Cash flows from investing activities
Purchases of property and equipment	(15,117)	(9,479)	(22,083)
Purchases of capital software	(20,268)	(22,423)	(18,092)
Cash from joint venture	—	—	972
Net cash used in investing activities	(35,385)	(31,902)	(39,203)
Cash flows from financing activities
Proceeds from issuance of revolver and long-term debt	—	11,196	—
Repayments of finance leases	(557)	—	—
Repayments of long-term debt	(3,197)	(146)	(123)
Cash received in connection with Merger	36,664	—	—
Proceeds from sale of common stock	1,645	—	—
Net cash (used in)/provided by financing activities	34,555	11,050	(123)

Effect of exchange rate changes on cash	1,121	(369)	(1,117)
Net increase (decrease) in cash	18,542	(2,574)	(15,192)
Cash, beginning of period	1,486	4,060	19,252
Cash, end of period	$20,028	$1,486	$4,060

Supplemental cash flow disclosures
Cash paid during the period for interest	$10,503	$12,200	$11,515
Cash paid during the period for income taxes	$356	$95	$135
Supplemental disclosure of noncash investing and financing activities
Fair value adjustment of PIK shareholder loans	$174,990	$—	$—
Property and equipment acquired through capital lease	$1,208	$—	$6,361

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)

	For the Twelve-Month Period ended

	Sept 30,	Sept 24,	Sept 26,
(In thousands)	2017	2016	2015

Net loss	($49,114)	($59,877)	($59,847)

Items Relating to Legacy Activities:
Profit attributable to discontinued analogue activities	—	(69)	(3,374)
Pension charges	631	865	1,222
(Credit)/Costs relating to former operations	(65)	43	243
Recognition of asset related obligations	—	—	(88)

Items to be considered outside the normal course of business
Costs of group restructure	2,447	799	3,363
Italian tax related costs	220	964	1,025
Transaction fees	11,411	6,282	—
Deferred consideration write back	—	(1,351)	—
PRS legal dispute	(107)	368	—

Stock-based compensation expense	4,235	—	—

Depreciation and amortization	33,810	35,010	39,386
Total other expense, net	37,033	58,287	57,608
Income tax	184	307	631
Adjusted EBITDA	$40,686	$41,629	$40,169

Adjusted EBITDA	£31,875	£28,816	£25,904

Attributable to:
Operating company	£35,163	£28,816	£25,904
Incremental costs since closing of business combination	(£3,288)	—	—

Exchange Rate - $ to £	1.28	1.44	1.55

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Twelve Months Ended September 30, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:

Service	$74,072	$33,424	$—	$107,496
Hardware	15,048	—	—	15,048
Total revenue	89,120	33,424	—	122,544
Cost of sales, excluding depreciation and amortization:
Cost of service	(11,688)	(4,157)	—	(15,845)
Cost of hardware	(10,839)	—	—	(10,839)
Selling, general and administrative expenses	(15,569)	(6,168)	(36,564)	(58,301)
Stock-based compensation expense	(231)	(261)	(3,743)	(4,235)
Acquisition related transaction expenses	—	—	(11,411)	(11,411)
Depreciation and amortization	(26,367)	(5,587)	(1,856)	(33,810)
Segment operating income (loss)	24,426	17,251	(53,574)	(11,897)

Net operating loss				$(11,897)

Twelve Months Ended September 24, 2016

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:

Service	$78,912	$33,288	$—	$112,200
Hardware	7,573	—	—	7,573
Total revenue	86,485	33,288	—	119,773
Cost of sales, excluding depreciation and amortization:
Cost of service	(12,317)	(4,308)	—	(16,625)
Cost of hardware	(3,789)	—	—	(3,789)
Selling, general and administrative expenses	(19,128)	(7,050)	(34,495)	(60,673)
Acquisition related transaction expenses	—	—	(4,959)	(4,959)
Depreciation and amortization	(26,678)	(6,402)	(1,930)	(35,010)
Segment operating income (loss)	24,573	15,528	(41,384)	(1,283)

Net operating loss				$(1,283)